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                                                                    Exhibit 99.1

                                  [ISWI
                                   Interactive Systems
                                          Worldwide, Inc. LOGO]


                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                   ANNOUNCES PRIVATE PLACEMENT OF $3.9 MILLION

          -Financing Significantly Strengthens Company's Balance Sheet-

         FOR IMMEDIATE RELEASE
         CONTACTS:
         For ISW: (973) 256-8181                 For Investors: (843) 272-4653
         Barry Mindes (Chairman and CEO)         Matthew Hayden (President)
         bmindes@sportxction.com                 matt@haydenir.com
         Bernard Albanese (President)
         balbanese@sportxction.com
         James McDade (Chief Financial Officer)
         jmcdade@sportxction.com

West Paterson, NJ, November 24, 2003 - Interactive Systems Worldwide Inc., (NASDAQSmallCap-ISWI) today announced an agreement relating to a $3.9 million Private Placement with institutional investors. The financing will consist of $2.6 million of convertible Debentures and $1.3 million of Common Stock. The investors will also receive warrants to purchase 281,250 shares of ISWI Common Stock. Net proceeds from the financing after estimated costs and expenses will be approximately $3.5 million and will provide additional working capital. The closing of the transaction is expected to occur shortly.

ISWI Chairman and CEO, Barry Mindes commented, "This transaction will strengthen ISWI's balance sheet significantly and will increase the Company's current cash and liquid resources to over $7.5 million. This transaction is a vote of confidence in the Company's SportXctionTM System, its business strategy and our entire management team. The funds will provide additional working capital, which will enable us to execute our development and growth plans. We continue to effectively manage our operating costs and remain focused on significantly expanding the user base of our system."

The 7.5% convertible Debentures are due May 2006 and are convertible into shares of ISWI Common Stock at $4.58 per share, a 10% premium over the recent market price (the "Closing Price"). The Debentures are repayable in 24 equal monthly installments beginning in May 2004 with interest payable quarterly. Under the terms of the transaction, and subject to certain conditions, ISWI has the right to force conversion of all or a portion of the Debentures into Common Stock.

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The Company will also issue to the investors, 390,390 shares of Common Stock at
$3.33 per share, a 20% discount from the Closing Price. The warrants issued to the investors have a term of five years and are exercisable at $4.58 per share, a 10% premium over the Closing Price.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission by January 6, 2004 for purposes of registering the resale of the shares of common stock purchased by the Investors, and the shares of common stock issuable upon conversion the debentures, upon exercise of the warrants, and as payment of principal and/or interest, if any, on the Debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

SPORTXCTION SOFTWARE

The Company's SportXction(TM) System, is a patented, real-time, software system, which allows a player to make play-by-play wagers during the course of a sporting event while viewing or listening to a broadcast of the sporting event. The wagers have odds associated with them, and the odds are adjusted automatically by the system in real time by proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system also supports traditional, pre-game sports wagers.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: the potential dilutionary effect of the Debentures and Warrants; whether the principal and interest will be paid in cash or shares, and the related number of shares to be issued, if any; whether the Company will have the right to force conversion of all or a portion of the Debentures into common shares; whether the proceeds of the financing and the Company's other liquid assets will be sufficient to prosecute the Company's development and growth plans and for what length of time; and whether the Company will significantly expand its user base Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2002 and its Forms 10-QSB for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003. The forward-looking statements contained herein represent the Company's judgment as of the date of this press release, and the Company cautions the reader not to place undue reliance on such matters.


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